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Exhibit 10.3

                        AMENDMENT TO LETTER AGREEMENTS


        THIS AMENDMENT TO LETTER AGREEMENTS (this "Amendment") is made as of January 31, 2001 by and between LACLEDE GAS COMPANY, a Missouri corporation (the "Borrower"), and BANK OF AMERICA, N.A., a national banking association (the "Bank"). The Borrower and the Bank are referred to herein, collectively, as the "Parties."


                                Recitals

        The Borrower and the Bank executed (i) that certain letter agreement dated January 20, 2000 (the "January Agreement") providing for a committed line of credit in the maximum principal amount of Ten Million Dollars ($10,000,000) (the "January Facility") and (ii) that certain letter agreement dated September 1, 2000 (the "September Agreement" and, together with the January Agreement, the "Letter Agreements") providing for a committed line of credit in the maximum principal amount of Fifteen Million Dollars ($15,000,000) (the "September Facility" and, together with the January Facility, the "Credit Facilities").

        The Borrower has requested that the Bank amend the Letter Agreements in order to extend their expiration dates, as well as the expiration dates of the Credit Facilities and the maximum maturities of the Notes, to and including April 30, 2001. The Bank is willing to agree to these extensions on the terms and conditions set forth herein.


                                Agreement

        NOW, THEREFORE, for and in consideration of the Extension Fee (as hereinafter defined), the foregoing promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Letter Agreements.

2.      Amendment to the Letter Agreements.

        (a) Termination Dates: The expiration dates of the Credit Facilities are hereby extended to April 30, 2001. As a result, the "Termination Date" defined in each Letter Agreement is hereby amended and redefined as April 30, 2001.

        (b) Commitment Fees: The nonrefundable commitment fees for the Credit Facilities, which are described in the second paragraph of the first page of each Letter Agreement (the "Commitment Fees"), are hereby increased to twelve and a half basis points (0.125%) per annum, and shall continue to be due and payable quarterly in arrears. As a result, (x) the first sentence of the second paragraph of the first page of each Letter Agreement is hereby amended and restated in its entirety to read as follows:

                   The Borrower shall pay to the Bank a nonrefundable commitment fee equal to 12.5 basis points (0.125%) per annum calculated on the unused amount of this committed line of credit, from time to time.

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             and (y) in clause (ii) of the second paragraph of the first page of each Letter Agreement, the phrase ", on March 31, 2001" shall be inserted after "December 31, 2000" and before "and on the Termination Date."

        (c) Maturities of the Notes: The maximum maturities of the Notes, as well as the maximum maturities and expiration of the Advances evidenced by the Notes, is hereby amended to be the Termination Date. As a result, the last sentence of the third paragraph of the first page of each Letter Agreement is hereby amended and restated in its entirety to read as follows:

                   Notes issued under this commitment letter shall mature on the earlier of (i) the date agreed to by the Bank and the Borrower but not exceeding three (3) months from the date of execution and (ii) the Termination Date (in either event, the "Note Maturity"); Advances evidenced by such Notes shall mature on the earlier of (x) the date agreed to by the Bank and the Borrower but not exceeding three
                   (3) months from the date of execution and (y) the Termination Date (in either event, the "Advance Maturity" and, together with the Note Maturity, the "Maturity Restrictions").

        (d) Interest Period and Maturity: The phrase "Subject to the maximum maturity of three (3) months for any Advances," at the beginning of clause (ii) on the second page of each Letter Agreement is hereby amended and restated to read "Subject to the Maturity Restrictions described above,".

3. Extension Fee. In order to induce the Bank to enter into this Amendment, Borrower hereby agrees to pay to the Bank, contemporaneously with the execution of this Amendment, a nonrefundable extension fee in the amount of One Thousand Five Hundred Dollars ($1,500) (the "Extension Fee").

4. Representations and Warranties. The Borrower hereby represents and warrants to the Bank that:

        (a) this Amendment has been duly authorized, executed and delivered on its behalf, and the Letter Agreements (as amended hereby) constitute its legal, valid and binding obligations enforceable against it in accordance with its terms; and

        (b) no default, event of default, "Default" or "Event of Default" under a Letter Agreement, any Note or any related document has occurred and is continuing or will result from the execution and delivery of this Amendment, and no status or condition exists which, with the giving of notice or the passage of time or both, would constitute a default, event of default, "Default" or "Event of Default" under a Letter Agreements, any Note or any related document.

5. Effective Date. This Amendment shall be effective as of January 31, 2001 when (i) the Bank has received fully-executed counterparts hereof, (ii) all legal matters incident to this Amendment shall be satisfactory to the Bank's counsel and (iii) the Bank shall have received certified copies of all corporate action taken by the Borrower to authorize the execution, delivery and performance of this Amendment, the Letter Agreements (as amended hereby) and the Notes, and such other documents as the Bank's counsel shall reasonably require (the "Effective Date").

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6.      Ratification.  Except as specifically and expressly amended hereby, the Letter Agreements and the Notes are unchanged, ratified and confirmed and shall continue in full force and effect. From and after the Effective Date, each reference in the Letter Agreements and the Notes (including all exhibits and schedules thereto) to "this Agreement," "this Note," "hereto," "hereof" and terms of similar import taken as a reference to the Letter Agreements or the Notes, and all references to the Letter Agreements or the Notes in any documents, instruments, certificates, notes, bonds or other agreements executed in connection therewith, shall be deemed to refer to the Letter Agreements or the Notes, as applicable, as amended hereby. This Amendment (i) is limited precisely as specified herein and does not constitute nor shall be deemed to constitute a modification, acceptance or waiver of any other provision of the Letter Agreements, the Notes or any documents, instruments, certificate, notes, bonds or agreements delivered in connection therewith and (ii) shall not prejudice or be deemed to prejudice any right or rights the Bank may now have or may in the future have under or in connection with the Letter Agreements, the Notes or any documents, instruments, certificates, notes, bonds or agreements executed in connection therewith. All collateral given as security for the Letter Agreements and/or the Notes secures, and shall continue to secure, the Letter Agreements (as amended hereby) and/or the Notes, and nothing in this Amendment is intended, or shall be construed, to modify, affect or impair the perfection or continuity of the Bank's security interest in, security title to, or other liens on any such collateral.

7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Missouri.

8. Counterparts. This Amendment may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument. Any of the Parties may execute this Amendment by signing any such counterpart.


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        IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized officers as of the date first above written.


                                  BORROWER:


                                  LACLEDE GAS COMPANY,
                                  a Missouri corporation


                                  By:    /s/ Ronald L. Krutzman
                                         Name:  Ronald L. Krutzman
                                         Title:    Treasurer and Assistant
                                                   Secretary



                                  BANK:


                                  BANK OF AMERICA, N.A.,
                                  a national banking association


                                  By:    /s/ Michelle A. Schoenfeld
                                         Name:  Michelle A. Schoenfeld
                                         Title:  Vice President

































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